Exhibit 99.1

PolarityTE Announces Submission of Complete Response to FDA’s Clinical Hold Correspondence for SkinTE® Investigational New Drug Application

SALT LAKE CITY, December 20, 2021 – PolarityTE, Inc. (Nasdaq: PTE) a biotechnology company developing regenerative tissue products and biomaterials, today announced that it has submitted its complete response to the U.S. Food and Drug Administration’s (FDA) clinical hold correspondence regarding its Investigational New Drug (IND) Application for SkinTE® with a proposed indication for chronic cutaneous ulcers. As previously disclosed, the primary hold issues are certain Chemistry, Manufacturing, and Control (CMC) items, including the assay to demonstrate the potency of SkinTE.

The Company’s complete response to the hold issues was submitted on December 17, 2021. Under FDA’s standard practices and regulations, if FDA agrees that the Company’s response is complete, a decision from FDA should be communicated to the Company within 30 days, subject to potential delays or other unforeseen circumstances.

Richard Hague, Chief Executive Officer and President of PolarityTE, commented, “I am incredibly proud of the extraordinary efforts of our entire team in preparing our complete response to the Agency. We believe that our response is robust and compelling in terms of addressing the issues raised by the FDA. We cannot predict how the Agency will respond or whether the IND will be accepted based on our complete response, but we look forward to receiving the Agency’s feedback in due course. We remain completely focused and fully committed to obtaining clearance of SkinTE’s IND application as soon as possible so that we can commence our first pivotal study, and we look forward to continued engagement with the Agency as we work to advance SkinTE through the regulatory process.”

About PolarityTE®

PolarityTE is focused on transforming the lives of patients by discovering, designing, and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures products from the patient’s own tissue and uses the patient’s own body to support the regenerative process. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic, and self-propagating product designed to regenerate the target tissues. PolarityTE’s innovative methods are intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing. PolarityTE’s products, including SkinTE, are in the development stage, and are not approved or available for clinical use. Learn more at www.PolarityTE.com – Welcome to the Shift®.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic, future clinical studies, and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

PolarityTE Investor Relations

ir@PolarityTE.com

385-831-5284